Dakota Territory Resource Corp Names Wm Chris Mathers as CFO

Announces Changes to Executive Management

Reno, Nevada, March 19, 2013 -- Dakota Territory Resource Corp (OTCQB: DTRC) ("Dakota Territory" or the "Company") announced today the appointment of Wm Chris Mathers as chief financial officer of the Company.  Mr. Mathers is a strategic finance and senior accounting professional with more than 30 years financial, accounting, merger and acquisition, Securities and Exchange Commission compliance and operational and administrative support expertise across diverse middle market industries.  Mr. Mathers holds a BBA in accounting from Southwestern University at Georgetown, Texas, and is a certified public accountant.  Mr. Mathers began his career in public accounting with the international accounting firm of Price Waterhouse and has served as chief financial officer for several privately and publicly held companies. Mr. Mathers served as chief financial officer of Intersystems, Inc (Amex:II) from 1993 through1999 and most recently served as chief financial officer of Texas Rare Earth Resources Corp. (TRER:OTCQX) from November 2010 through December 2012.

"We are committed to advance our projects in the Black Hills of South Dakota this year" said Richard Bachman, president and chief executive officer of Dakota Territory. "We are building the infrastructure of Dakota Territory and our decision to strengthen our business and finance capabilities is a reflection of our dedication to fund and execute programs we believe are capable of providing for the significant growth of the Company in the near term. With his extensive public company building expertise in the mining, petrochemical and affiliated industries, Chris is a vital addition to our team and is key to the success of our efforts."

About Dakota Territory Resource Corp

Dakota Territory Resource Corp. is a Nevada Corporation with offices located at Reno, Nevada.  Dakota Territory is committed to creating shareholder value through the acquisition and responsible exploration and development of high caliber gold properties in the Black Hills of South Dakota.

In terms of total historic US gold production, the Black Hills ranks second only to the Carlin District of northeast Nevada, with the gold production of the Black Hills concentrated in a 100 square mile area known as the Homestake District.  Dakota Territory maintains 100% ownership of four mineral properties including the Blind Gold, West False Bottom/Paradise Gulch, City Creek and Homestake Paleoplacer Properties, all of which are located in the heart of the Homestake District and cover a total of approximately 2,466 acres. The Blind Gold Property is located approximately 3 miles northwest and on structural trend with the historic Homestake Gold Mine. Through its 125 year production history, the Homestake Gold Mine produced approximately 40 million ounces of gold and is the largest iron-formation-hosted gold deposit in the world.

In the 1980′s and 1990′s Homestake Mining Company undertook a $70 million exploration program managed by Richard Bachman, president and chief executive officer of Dakota Territory that was focused primarily on the search for a repeat of the Homestake Mine. This program successfully discovered significant new gold mineralization beyond the confines of the producing mine, demonstrating repeatability and the potential for additional gold deposits in the Homestake iron-formation host.  This program also proved the continuous extension of the Homestake iron-formation to a distance of approximately 3 miles from the producing mine and under the Blind Gold Property.

Dakota Territory is uniquely positioned by the experience of its management team in the Homestake District to leverage the extensive exploration efforts of the past.   For more information on Dakota Territory please visit the Company's website at http://dakotaterritoryresource.com/.

Investor Relations

Investor Relations Contact: For more information, please contact Constellation Asset Advisors, Inc. (415) 524-8500

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission (“SEC”) limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce.  Our property currently does not contain any known proven or probable ore reserves under SEC reporting standards.  Our reference above to the various formations and mineralization believed to exist in our property as compared to historical results and estimates from other property in the district is illustrative only for comparative purposes and is no indication that similar results will be obtained with respect to our property.  U.S. investors are urged to consider closely the disclosure in our latest reports filed with the SEC.  You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml.

Safe Harbor Statement

This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to: adverse economic conditions, competition, adverse federal, state and local government regulation, inadequate capital, inability to carry out research, development and commercialization plans, loss or retirement of key executives and other specific risks. To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Readers are advised to review our filings with the Securities and Exchange Commission that can be accessed over the Internet at the SEC's website located at http://www.sec.gov.